Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of December 27, 2011

among

NYT HOLDINGS, INC.,

THE HOUMA COURIER NEWSPAPER CORPORATION,

LAKELAND LEDGER PUBLISHING CORPORATION,

THE SPARTANBURG HERALD-JOURNAL, INC.,

HENDERSONVILLE NEWSPAPER CORPORATION,

THE DISPATCH PUBLISHING COMPANY, INC.,

NYT MANAGEMENT SERVICES, INC.,

THE NEW YORK TIMES COMPANY

and

HALIFAX MEDIA HOLDINGS LLC

i

(continued)

(continued)

(continued)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of December 27, 2011 (this “Agreement”) among NYT Holdings, Inc., an Alabama corporation (“NYTH”), The Houma Courier Newspaper Corporation, a Delaware corporation (“Houma”), Lakeland Ledger Publishing Corporation, a Florida corporation (“Lakeland”), The Spartanburg Herald-Journal, Inc., a Delaware corporation (“Spartanburg”), Hendersonville Newspaper Corporation, a North Carolina corporation (“Hendersonville”), The Dispatch Publishing Company, Inc., a North Carolina corporation (“Dispatch”), NYT Management Services, Inc., a Delaware corporation (“NYTMS”), The New York Times Company (“NYT” and, together with NYTH, Houma, Lakeland, Spartanburg, Hendersonville, Dispatch and NYTMS, the “Sellers”), and Halifax Media Holdings LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Sellers are engaged in the business of publishing The Gadsen Times, The Tuscaloosa News, The Press Democrat, The Sarasota Herald-Tribune, The Star Banner, The Gainesville Sun, The Ledger, Winter Haven News Chief, The Courier, The Daily Comet, The Dispatch, Times News, Wilmington Star News, Herald-Journal, The Petaluma Argus-Courier and The North Bay Business Journal, and various related magazines and weekly publications (collectively, the “Purchased Publications”), websites and operating other ancillary businesses (collectively, the “Business”); and

WHEREAS, the parties desire that the Sellers sell, assign, transfer, convey and deliver to the Purchaser, and that the Purchaser purchase and acquire from the Sellers, all of the right, title and interest of the Sellers in and to the Purchased Assets (as hereinafter defined), and that the Purchaser assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Action” has the meaning set forth in Section 2.4(f).

“Advantage Credit Agreement” has the meaning set forth in Section 5.6

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignments and Assumptions of Lease, the Trademark Assignments, the Domain Name Assignments, the Deeds, the Transition Services Agreement and the other agreements, instruments and documents delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(f).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to ERISA and maintained or contributed to by the Sellers for the benefit of any Business Employee.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials and credit records of customers, in each case Related to the Business.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Business Employee” means any individual who is employed by any Seller at the Real Property, except for those employees associated with The New York Times editing and abstracting functions.

“Business Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Business Permits” has the meaning set forth in Section 4.8.

“Cash Consideration” has the meaning set forth in Section 2.5.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 6.8(g).

“Contract” means any legally binding agreement, contract, commitment or arrangement Related to the Business.

“Current Representations” has the meaning set forth in Section 10.14.

“Debt Financing” has the meaning set forth in Section 5.6.

“Debt Financing Agreements” has the meaning set forth in Section 5.6.

“Deeds” has the meaning set forth in Section 3.2(e).

“Designated Person” has the meaning set forth in Section 10.14.

“Dispatch” has the meaning set forth in the preamble hereto.

“Domain Name Assignments” has the meaning set forth in Section 3.2(d).

“Environmental, Health and Safety Requirements” means, as amended and as in effect as of the Closing Date, all applicable federal, state and local statutes, regulations, ordinances, and similar binding provisions having the force or effect of law, all applicable and binding judicial and administrative orders, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

“Environmental Losses” has the meaning set forth in Section 9.6(e).

“Equipment” means printing presses, machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and other items of tangible personal property.

“Equity Financing” has the meaning set forth in Section 5.6.

“Equity Financing Commitment” has the meaning set forth in Section 5.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital” has the meaning set forth in Section 2.6(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” has the meaning set forth in Section 5.6.

“Financing Commitments” has the meaning set forth in Section 5.6.

“Fund” has the meaning set forth in Section 5.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Group Contract” means any Contract entered into by the Parent or its Affiliates and Subsidiaries that is not Related to the Business or any other Contract that the Sellers are prohibited from assigning.

“Health FSA” has the meaning set forth in Section 6.8(e).

“Hendersonville” has the meaning set forth in the preamble hereto.

“Houma” has the meaning set forth in the preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Iberiabank Credit Agreement” has the meaning set forth in Section 5.6.

“Improvements” means any building or other structure located on the Owned Real Property with respect to which any Seller holds a fee ownership interest and that is used in connection with the operation of the Business.

“Income Taxes” means any federal, state, county, provincial, local or foreign income, business profits or other similar Tax, any withholding or estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Expert” has the meaning set forth in Section 2.6(d).

“Intellectual Property” means all of the following anywhere in the world and all legal right, title or interest in the following arising under Law: (a) patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyright registrations and applications, copyrightable works and all other corresponding rights; (c) trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, marketing and business data, advertising and promotional materials, customer, supplier lists and information, and other proprietary information; (e) computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (f) databases and data collections.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5.

“IRS” has the meaning set forth in Section 4.15(c).

“Knowledge” of the Sellers or Seller’s Knowledge means, with respect to any fact or matter, the current actual knowledge after reasonable investigation of the persons set forth on Section 1.1(a) of the Sellers Disclosure Schedule, such reasonable investigation to include inquiry by the persons set forth on Section 1.1(a) of the Sellers Disclosure Schedule of persons responsible for the matters at interest.

“Lakeland” has the meaning set forth in the preamble hereto.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“LBC” has the meaning set forth in Section 5.6.

“Lease Agreement” has the meaning set forth in Section 3.2(i).

“Leased Real Property” means all real property leased by any Seller and Related to the Business.

“Leases” means all Contracts to which any Seller is a party providing for the lease by any Seller of Leased Real Property.

“Lenders” has the meaning set forth in Section 5.6.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, matured or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Sellers and that is used by and Related to the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Local Tax Returns” means any state or local Tax Returns related to the Purchased Publications which prior to the Closing Date were prepared and filed by employees of the Sellers, other than NYT, or the Purchased Publications. For the avoidance of doubt, Local Tax Returns shall not include any state or federal Tax Returns for Income Taxes.

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means any effect or change that would have (or would be reasonably expected to have) a material adverse effect on the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be considered in determining whether there has been a Material Adverse Effect: (a) any change affecting general national, international, regional or local political, economic, financial or capital market conditions, including changes in interest or exchange rates; (b) any change generally affecting the industries in which the Business operates, except for any change that adversely affects the Business in a way that is materially disproportionate in relation to its effect on other businesses in such industries; (c) any change in Law or GAAP, or any interpretation thereof; (d) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (e) any change relating to or arising from the execution of this Agreement or the Ancillary Agreements or the announcement of the transactions contemplated hereby or thereby; (f) any breach by the Purchaser of any provision of this Agreement or any Ancillary Agreement; (g) any action contemplated or permitted by this Agreement or taken at the request of the Purchaser; and (h) any failure of the Business to meet any projections (provided, however, that this clause (h) shall not exclude the underlying cause of any such failure if such cause otherwise constitutes a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 4.13(b).

“Material Registered Owned Intellectual Property” means the material Owned Intellectual Property for which applications or registrations have been filed or issued with the appropriate Governmental Entity.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“News Services Agreement” has the meaning set forth in Section 3.2(n).

“Notice of Objection” has the meaning set forth in Section 2.6(c).

“NYT Severance Benefits” has the meaning set forth in Section 4.16(e).

“NYTH” has the meaning set forth in the preamble hereto.

“NYTMS” has the meaning set forth in the preamble hereto.

“Order” means any order, award, injunction, judgment, decree, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws and foreign investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Owned Intellectual Property” means all Intellectual Property owned by the Sellers and Related to the Business, including rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions.

“Owned Real Property” means all real property and interests in real property owned in fee by any Seller and Related to the Business.

“Parent” means The New York Times Company.

“Permit” means any permit, authorization, approval, consent, license or franchise of or from any Governmental Entity or pursuant to any Law.

“Permitted Liens” means: (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, are being contested in good faith or that may hereafter be paid without material penalty; (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business; (c) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity; (d) Liens or title imperfections that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present use of the properties they affect; (e) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of the Real Property or of any land register or other public register pertaining thereto made prior to the Closing; and (f) the matters described on Section 1.1(b) of the Sellers Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, estate, joint venture, unincorporated entity, governmental entity or any other entity of any kind.

“Post-Closing Environmental Liabilities” means Liabilities arising out of or resulting from: (a) any violation of any applicable Environmental, Health and Safety Requirements in connection with the Business, any Real Property or any of the Purchased Assets with respect to the period on or after the Closing Date; (b) the treatment, storage, transportation or disposal of hazardous substances on or after the Closing Date at the Real Property; (c) any change in use or zoning of any Real Property on or after the Closing Date; (d) the ownership, operation, occupancy or redevelopment of the Business, any Real Property or any of the Purchased Assets on or after the Closing Date; and (e) any environmental conditions at, on, in, under or from any Real Property caused, exacerbated, precipitated or contributed to by the Purchaser or any other Person on or after the Closing Date.

“Post-Closing Tax Period” has the meaning set forth in Section 6.9(b).

“Pre-Closing Environmental Liabilities” means Liabilities arising out of or resulting from: (a) any violation of any applicable Environmental, Health and Safety Requirements in connection with the Business, the Real Property or the Purchased Assets with respect to the period prior to the Closing Date; or (b) the treatment, storage, transportation or disposal of hazardous substances prior to the Closing Date at the Real Property.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.9(b).

“Printing Agreement” has the meaning set forth in Section 3.2(h).

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Publications” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Lease Agreements” has the meaning set forth in Section 5.6.

“Real Property” has the meaning set forth in Section 4.10(c).

“Related to the Business” means used, held for use or acquired or developed for use, primarily in the Business or otherwise primarily relating to, or primarily arising out of, the operation or conduct of the Business.

“Review Period” has the meaning set forth in Section 2.6(c).

“Sellers” has the meaning set forth in the preamble hereto.

“Sellers Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Senior Management” means Michael Golden, William Bardeen, Todd McCarty, David Vail, Cathy Miller, Randi Ordetx, Bob Urillo, Dan Shorter and the publishers, vice presidents, controllers and human resource directors of each of the Purchased Publications.

“Severance Adjustment” has the meaning set forth in Section 6.8(i).

“Severance Cap” has the meaning set forth in Section 6.8(i).

“Severance Costs” has the meaning set forth in Section 6.8(i).

“Spartanburg” has the meaning set forth in the preamble hereto.

“Specified Representations” has the meaning set forth in Section 9.1.

“Statement of Working Capital” has the meaning set forth in Section 2.6(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“SunTrust” has the meaning set forth in Section 5.6.

“SunTrust Credit Agreement” has the meaning set forth in Section 5.6.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, transfer, real property transfer, deed, stamp, recording, documentary, registration, stock, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Defense” has the meaning set forth in Section 9.4(b).

“Trademark Assignments” has the meaning set forth in Section 3.2(c).

“Transferred Employee” has the meaning set forth in Section 6.8(b).

“Transition Services Agreement” has the meaning set forth in Section 3.2(g).

“True Up Amount” means $1,200,000.

“WARN” has the meaning set forth in Section 4.16(b).

“Working Capital” means: (a) the sum of all accounts receivable, net (including receivable relating to Monster), inventories, net of allowances, prepaid postage, prepaid property taxes, prepaid rent, prepaid contracts, prepaid other, deposits, barter receivable (including Parade advertising credits) and other current assets (excluding receivables relating to environmental insurance), minus (b) the sum of all accounts payable trade (excluding newsprint payable), accrued agency commissions, accrued property taxes, capital lease obligations, security deposit from carriers, accrued expenses – other, other current liabilities (including Monster long-term deferred revenue, but excluding payables relating to environmental clean-up), unexpired subscriptions, unearned income – other (including Parade long-term portion of deferred revenue) and AP- Barter (Non-Cash) (Parade barter liability). An illustrative calculation of Working Capital is set forth on Section 1.1(c) of the Sellers Disclosure Schedule.

“$” means United States dollars.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles”, “Sections”, “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, the entire right, title and interest of the Sellers, to the extent assignable, in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including:

(a) all Owned Real Property, together with all buildings, fixtures, structures, signage and improvements erected or located on or in the Owned Real Property;

(b) all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business, including all such items (i) located on the Real Property and (ii) in transit from suppliers of the Business;

(c) all Equipment Related to the Business, including all Equipment located at or on the Real Property and the Equipment set forth in Section 2.1(c) of the Sellers Disclosure Schedules, but excluding that Equipment identified in Section 2.2(k);

(d) all Owned Intellectual Property;

(e) all Contracts Related to the Business, including the Contracts (i) set forth in Section 4.13(a) of the Sellers Disclosure Schedules or (ii) Related to the Business that are entered into by any Seller between the date hereof and the Closing Date in compliance with the provisions of this Agreement (collectively, the “Assigned Contracts”), but excluding (x) any Group Contract, (y) any collective bargaining agreement that is not set forth in Section 6.8(g) of the Sellers Disclosure Schedule and (z) any employment, consulting, termination or severance Contract related to any former employee of the Business;

(f) all current assets included in the computation of Closing Working Capital, including prepaid expenses Related to the Business and trade accounts receivable and other rights to payment from customers of the Business;

(g) all Business Permits to the extent transferable;

(h) all Books and Records;

(i) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, that are Related to the Business;

(j) all security deposits, earnest deposits and all other forms of deposit or security placed with or by any Seller for the performance of any Assigned Contract, in each case, as included in the computation of Closing Working Capital; and

(k) all goodwill of the Business as a going concern.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include, no Seller is selling, assigning, transferring, conveying or delivering, and neither the Purchaser nor any Affiliate of the Purchaser is purchasing, acquiring or accepting from any Seller, any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a) subject to Section 2.1(j), all cash, cash equivalents and bank accounts of the Sellers;

(b) all Contracts that are not Assigned Contracts, including all Group Contracts (the “Excluded Contracts”);

(c) the corporate seals, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of any Seller;

(d) any Intellectual Property (i) that is not Business Intellectual Property, (ii) that is Business Intellectual Property and consists of trademarks, trade names, URLs or domain names that include the words “The New York Times”, “Times Company”, “Regional Media Group”, or any variations thereof, or (iii) that is licensed under a Group Contract or that is used by or for the benefit of the business of The New York Times Company or its Affiliates other than the Business;

(e) the shares of capital stock of, or other equity interests in, each Seller;

(f) the rights of the Sellers under this Agreement and the Ancillary Agreements;

(g) except as set forth in Section 6.8, all assets attributable to Benefit Plans;

(h) any assets, properties and rights not otherwise identified as a Purchased Asset and not Related to the Business;

(i) refunds of Taxes and tax loss carry-forwards related to periods prior to the Closing Date;

(j) all amounts payable to any Seller due from any Affiliate thereof;

(k) the assets relating to the Parent’s (i) abstracting and editing operations conducted at Gainesville, Florida, and (ii) printing operations at Houma, Louisiana and Lakeland, Florida, all as set forth on Section 2.2(k) of Sellers Disclosure Schedule;

(l) all assets owned by third-party printing customers, including equipment owned by Dow Jones located at Lakeland, Florida; and

(m) the assets, properties and rights set forth on Section 2.2(m) of the Sellers Disclosure Schedule.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall assume effective as of the Closing, and from and after the Closing the Purchaser shall pay, discharge or perform when due, as appropriate, the following Liabilities of the Business (collectively, the “Assumed Liabilities”):

(a) all liabilities included in the computation of Closing Working Capital, including accounts payable and deferred subscription liabilities of the Business;

(b) all Liabilities in respect of the Assigned Contracts required to be performed after the Closing Date;

(c) all Liabilities of the Sellers under the Permitted Liens; and

(d) all Post-Closing Environmental Liabilities.

2.4 Excluded Liabilities. Neither the Purchaser nor any of its Affiliates shall assume any Liabilities of the Sellers other than the Assumed Liabilities (such unassumed Liabilities, the “Excluded Liabilities”), including:

(a) all Liabilities for Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period, except to the extent taken into account in the computation of Closing Working Capital;

(b) all Liabilities in respect of the Excluded Contracts and other Excluded Assets;

(c) all Pre-Closing Environmental Liabilities;

(d) all Liabilities owed by any Seller to any Affiliate or any Subsidiary;

(e) except as provided in Section 6.8, all Liabilities under the Benefit Plans, including withdrawal liability of the Seller under Title IV of ERISA to any Multiemployer Plan that is a Benefit Plan;

(f) any Liability with respect to any action, suit, proceeding, claim, arbitration or litigation (each, an “Action”), in each case Related to the Business pending or, to the Sellers’ Knowledge, threatened in writing against any Seller;

(g) any Liability for costs and expenses incurred repairing the roof at 1741 Main Street, Sarasota, Florida;

(h) any Liability of a Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; and

(i) any Liability of a Seller under this Agreement, or under any side agreement between a Seller on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement.

2.5 Purchase Price. The consideration to be paid by the Purchaser to the Sellers for the Purchased Assets (the “Purchase Price”) shall be (a)(i) $143,000,000 minus (ii) the True Up Amount and minus (iii) the Severance Adjustment (if any) (the “Cash Consideration”), subject to adjustment as set forth in Section 2.6 and (b) the assumption of the Assumed Liabilities.

2.6 Purchase Price Adjustment.

(a) Not more than five Business Days, but in no event less than one Business Day, before the Closing, the Sellers shall prepare and deliver to the Purchaser an unaudited combined balance sheet of the Business and a statement setting forth the Sellers’ estimate of Working Capital of the Business (the “Estimated Working Capital”) as of the close of business on October 30, 2011 (provided, however, that the Sellers’ estimate of accrued property taxes shall be as of the Closing Date). The Cash Consideration payable at the Closing will be decreased by the amount by which Estimated Working Capital is less than $9,800,000; if the Estimated Working Capital exceeds $9,800,000 there will be no adjustment to the Cash Consideration and the Purchaser will be entitled to the benefit of such excess without payment of any additional consideration.

(b) Within 45 days after the Closing Date, the Sellers will prepare, or cause to be prepared, and deliver to the Purchaser an unaudited balance sheet of the Business and a statement (the “Statement of Working Capital”) setting forth the Sellers’ calculation of the Working Capital, in each case as of the close of business on the day immediately preceding the Closing Date (the “Closing Working Capital”).

(c) Upon receipt from the Sellers, the Purchaser shall have 30 days to review the Statement of Working Capital (the “Review Period”). If the Purchaser disagrees with the

Sellers’ computation of Closing Working Capital, the Purchaser may, on or prior to the last day of the Review Period, deliver a notice to the Sellers (the “Notice of Objection”), which sets forth its objections to the Sellers’ calculation of Closing Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the accounting principles used in preparation of the illustrative calculation of Working Capital set forth on Section 1.1(c) of the Sellers Disclosure Schedule or (ii) mathematical errors in the computation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Purchaser disagrees, together with a detailed explanation of the reasons for disagreement with each such item or amount, and shall set forth the Purchaser’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, the Purchaser shall be deemed to have agreed with the Sellers’ calculation of all other items and amounts contained in the Statement of Working Capital.

(d) Unless the Purchaser delivers the Notice of Objection to the Sellers within the Review Period, the Purchaser shall be deemed to have accepted the Sellers’ calculation of Closing Working Capital and the Statement of Working Capital shall be final, conclusive and binding on the parties hereto. If the Purchaser delivers the Notice of Objection to the Sellers within the Review Period, the Sellers and the Purchaser shall, during the 30 days following such delivery or any mutually agreed extension of such time period, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to KPMG (the “Independent Expert”) or, if such firm is unwilling or unable so to act, each of the Purchaser and the Seller shall select one such firm and those two firms shall select a third firm, which third firm shall be the “Independent Expert”. The parties shall instruct the Independent Expert promptly to review this Section 2.6 and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Working Capital set forth in the Statement of Working Capital requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Purchaser and the Sellers and not on an independent review. The Purchaser and the Sellers shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to the Purchaser and the Sellers, as promptly as practicable but in no event later than 45 days after its retention, a written report that sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, however, that with respect to each disputed item in relation to the computation of the Closing Working Capital, the Independent Expert shall adopt the position of either the Sellers or the Purchaser with respect to such item. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party hereto agrees to execute, if requested by the Independent Expert, a customary engagement letter, including customary indemnities in favor of the Independent Expert.

(e) Within three Business Days after Closing Working Capital has been finally determined pursuant to this Section 2.6:

(i) if the Closing Working Capital is less than the Estimated Working Capital, the Sellers shall pay to the Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.6(f), an amount of cash equal to the difference between the Estimated Working Capital and Closing Working Capital; or

(ii) if the Closing Working Capital exceeds the Estimated Working Capital, the Purchaser shall pay to the Sellers, in the manner and with interest as provided in Section 2.6(f), an amount of cash equal to the difference between (A) the lesser of (1) the Closing Working Capital or (2) $9,800,000 and (B) the Estimated Working Capital.

(f) Any payment required to be made pursuant to Section 2.6(e) shall be made by the party required to make such payment by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment at least one Business Day prior to such transfer. The amount of any such payment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “prime rate” as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to but excluding the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

2.7 Allocation of Purchase Price. The parties hereto shall use their commercially reasonable efforts during the 120 days following the Closing Date to reach agreement on a reasonable allocation of the consideration for the Purchased Assets to the various categories of Purchased Assets in accordance with their respective fair market values. If the parties reach such agreement, each shall execute and file all Tax Returns (including Form 8594) in a manner consistent with the allocation determined pursuant to this Section 2.7. Such agreement shall not be a condition to Closing. In the event that the parties do not agree to a purchase price allocation then each party shall file its Tax Returns in the manner each party in good faith deems appropriate.

2.8 Consents. The Purchaser acknowledges that consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to Contracts to which one or more of the Sellers is a party, including certain of the Contracts listed on the Sellers Disclosure Schedule, or with respect to other assets, and that such consents and waivers may not be obtained. The Sellers agree (x) to give required notices to third parties, and (y) to use commercially reasonable efforts for a period of up to three months after the Closing, to obtain all such third-party consents. The Sellers and the Purchaser shall cooperate in any reasonable arrangement pursuant to which the Sellers shall, to the greatest extent permitted by Law and any such Contract (including by acting as an agent of the Purchaser), hold such Contract or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of the Purchaser such that the Purchaser receive the interest of the Sellers in the benefits therefrom, net of any reasonable expenses incurred by the Seller or any Affiliate thereof in connection with such arrangement until such time as such authorization, approval, consent or waiver is obtained. The Purchaser agrees that: (a) the Sellers shall not have any liability to the Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of the termination of any Contract as a result thereof; and (b) no representation, warranty or covenant of the Sellers contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination. Notwithstanding that any such consent is not obtained prior to the Closing, the Closing shall take place on the terms set forth herein.

ARTICLE III

CLOSING

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY, at 10:00 a.m. on a date to be specified by the parties which shall be no later than one Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date”, and the Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

3.2 Deliveries by the Sellers at the Closing. At the Closing, the Sellers shall deliver to the Purchaser or such Subsidiaries or other designees that the Purchaser may designate prior to Closing the following:

(a) One or more Bills of Sale in the form of Exhibit A, duly executed by each relevant Seller;

(b) an Assignment and Assumption Agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”), duly executed by each relevant Seller;

(c) Trademark Assignments in the form of Exhibit C (the “Trademark Assignments”), duly executed by each relevant Seller;

(d) Domain Name Assignments in the form of Exhibit D (the “Domain Name Assignments”), duly executed by each relevant Seller;

(e) a deed conveying title to each parcel of Owned Real Property, containing a special or limited warranty in all cases in which the relevant Seller received a special or limited warranty deed at the time such Seller acquired the respective parcel of Owned Real Property, and otherwise in the form of a quitclaim deed (the “Deeds”), duly executed by each relevant Seller;

(f) an Assignment and Assumption of Lease with respect to each Contract for Leased Real Property (each, an “Assignment and Assumption of Lease”), duly executed by each relevant Seller;

(g) a Transition Services Agreement in the form mutually agreed by the parties hereto (the “Transition Services Agreement”), duly executed by each relevant Seller;

(h) a Printing Agreement in the form mutually agreed by the parties hereto (the “Printing Agreement”), duly executed by the Parent;

(i) a Lease Agreement in the form mutually agreed by the parties hereto (the “Lease Agreement”), duly executed by the Parent;

(j) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations, duly executed by each relevant Seller;

(k) an opinion from counsel to the Sellers (which may be in-house counsel) containing the opinions set forth in Exhibit E, addressed to the Purchaser and dated as of the Closing Date;

(l) the certificate referred to in Section 7.2(c);

(m) the affidavits, certificates and other documents in the forms mutually agreed by the parties hereto, duly executed by the relevant Seller (provided, however, that if the Purchaser’s title insurance company does not require the delivery of any such document in order to issue the relevant title insurance policy, such document need not be delivered); and

(n) a News Services Agreement in the form mutually agreed by the parties hereto (the “News Services Agreement”), duly executed by the Parent.

3.3 Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver to the Sellers the following:

(a) the Cash Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers to the Purchaser no later than two Business Days prior to the Closing Date;

(b) the Assignment and Assumption Agreement, duly executed by the Purchaser;

(c) the Assignments and Assumptions of Lease, duly executed by the Purchaser;

(d) the Transition Services Agreement, duly executed by the Purchaser;

(e) the Printing Agreement, duly executed by the Purchaser;

(f) the Lease Agreement, duly executed by the Purchaser;

(g) the terms of offers of employment referred to in Section 6.8(b);

(h) the certificate referred to in Section 7.3(c); and

(i) the News Services Agreement, duly executed by the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Sellers to the Purchaser (collectively, the “Sellers Disclosure Schedule”). The Sellers Disclosure Schedule has been arranged for purposes of convenience only in sections corresponding to the Sections of this Article IV and other Sections of this Agreement that may reference the Sellers Disclosure Schedule.

4.1 Organization and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority and Enforceability. Each Seller has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Sellers that are party hereto and thereto and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

4.3 Noncontravention. Assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, and except as disclosed in Section 4.3 of the Sellers Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not (a) conflict with the certificate of incorporation, bylaws or other constitutive or governing documents of any Seller, (b) violate any Law or Governmental Order applicable to any Seller, or (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration or cancellation of, any Contract to which any Seller is a party except, in the case of the immediately preceding clauses (b) and (c), where such violation, breach, default, termination, acceleration or cancellation would not have a Material Adverse Effect.

4.4 Governmental Approvals. Except as set forth in Section 4.4 of the Sellers Disclosure Schedule and for the approval required under the HSR Act or Other Antitrust Laws, no Permit or Order of, registration, declaration or filing with, or notice to, any Governmental Entity is required by any Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.5 Financial Statements. Set forth in Section 4.5 of the Sellers Disclosure Schedule are (a) the unaudited combined balance sheet of the Business as of December 26, 2010 and the related statement of income for the fiscal year ended on such date, and (b) the unaudited combined balance sheet as of October 30, 2011 (the “Interim Balance Sheet Date”) and the related statements of income for the ten-month fiscal period ended on such date (collectively, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records and fairly present in all material respects the financial position of the Business as of the indicated dates and the results of operations and cash flows of the Business for the specified periods in accordance with GAAP subject to, in the case of Financial Statements referred to in the immediately preceding clause (b), year-end adjustments and the absence of notes.

4.6 Taxes. Except as disclosed in Section 4.6 of the Sellers Disclosure Schedule, with respect to Taxes, other than Income Taxes that could not reasonably be expected to result in successor liability for the Purchaser or a Lien on the Purchased Assets:

(a) each Seller has filed (or caused to be filed) all material Tax Returns Related to the Business that it was required to file. All such Tax Returns were true and correct in all material respects. No Seller currently is the beneficiary of any extension of time within which to file any Tax Return Related to the Business. There are no Liens for Taxes (other than Permitted Liens) upon any of the Purchased Assets. Each Seller has withheld and paid (or caused to be withheld and paid) all material Taxes Related to the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(b) there is no material dispute or claim concerning any Tax liability of any Seller Related to the Business claimed or raised by any authority in writing and

(c) no Seller has waived any statute of limitations in respect of Taxes Related to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency Related to the Business.

4.7 Compliance with Law. Except as disclosed in Section 4.7 of the Sellers Disclosure Schedule, each Seller is conducting the Business in compliance in all material respects with all applicable Laws, except for any such failure to be in compliance that would not have a Material Adverse Effect.

4.8 Business Permits. Section 4.8 of the Sellers Disclosure Schedule lists, to the Sellers’ Knowledge, all material Permits which are necessary to conduct the Business as currently conducted or for the ownership and use of the assets owned or used in the conduct of the Business (the “Business Permits”), except where the failure to own, hold or lawfully use any such Business Permit would not have a Material Adverse Effect. Except as disclosed in Section 4.8 of the Sellers Disclosure Schedule, to the Sellers’ Knowledge, each Seller owns, holds or lawfully uses in the operation of the Business each Business Permit. Such Business

Permits are valid and in full force and effect. To the Sellers’ Knowledge, no Seller has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Permit. To the Sellers’ Knowledge, no Seller is in default, nor has any Seller received written notice of any claim of default, with respect to any Business Permit. Notwithstanding anything to the contrary contained herein, the parties agree that the Sellers have the right to update Section 4.8 of the Sellers Disclosure Schedule between the date hereof and the Closing.

4.9 Title to Personal Properties; Condition of Tangible Assets.

(a) Each Seller has good title to all personal property and assets included in the Purchased Assets that it purports to own, free and clear of all Liens except for Permitted Liens.

(b) All Purchased Assets that are tangible property are in such operating condition and repair (subject to normal wear and tear), that they are, taken as a whole, usable to conduct the Business as it is currently being conducted.

(c) The Sellers own or lease all machinery, equipment and other tangible assets necessary for the conduct of the Business in all material respects, as conducted as of the date hereof.

4.10 Real Property.

(a) Section 4.10(a) of the Sellers Disclosure Schedule sets forth the address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i) a Seller has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;

(ii) except as set forth in Section 4.10(a)(ii) of the Sellers Disclosure Schedule, no Seller has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) other than the rights of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(iv) no Seller has received written notice of any condemnation, expropriation or other proceeding in eminent domain.

(b) Section 4.10(b) of the Sellers Disclosure Schedule sets forth the address of each parcel of Leased Real Property. A true and complete copy of each of the Leases has been made available to Purchaser. Except as set forth in Section 4.10(b) of the Sellers Disclosure Schedule, with respect to each of the Leases:

(i) except for those Leases set forth in Section 4.3 of the Sellers Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(ii) the full amount of security required under each Lease is on deposit thereunder;

(iii) no Seller owes, or will owe in connection with the transactions contemplated by this Agreement, any brokerage commissions or finder’s fees with respect to such Lease;

(iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest, in any Seller;

(v) no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(vi) no Seller has collaterally assigned such Lease or granted any other Lien, other than Permitted Liens, on its leasehold interest under any Lease.

(c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the real property currently used in the Business.

(d) No Seller has received any written notice of a violation, relating to the Real Property, of any Law from any Governmental Entity, except as would not have a Material Adverse Effect.

(e) Except as set forth on Section 4.10(e) of the Sellers Disclosure Schedule, the Real Property is in a condition sufficient for the operation of the Business as currently conducted.

(f) To the Knowledge of Sellers, the operation of the Business at the Owned Real Property does not violate in any material respect any recorded easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Owned Real Property.

4.11 Intellectual Property.

(a) The Owned Intellectual Property and the conduct of the Business is not interfering with, infringing upon or misappropriating any Intellectual Property rights of third parties, and, within the last 24 months, no Seller has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that a Seller must license or refrain from using any Intellectual Property rights of any third party), except for matters described in this sentence that would not have a Material Adverse Effect. To the Knowledge of the Sellers, no third party is interfering with, infringing upon or misappropriating any Intellectual Property rights of a Seller with respect to the Owned Intellectual Property.

(b) Section 4.11(b) of the Sellers Disclosure Schedule identifies all Material Registered Owned Intellectual Property, and identifies each material license, agreement or other permission that any Seller has granted to any third party with respect to any of its Owned Intellectual Property. With respect to each item of Intellectual Property required to be identified in Section 4.11(b) of the Sellers Disclosure Schedule, except as disclosed:

(i) a Seller possesses all right, title and interest in and to the item, free and clear of any Lien, license or other restriction, other than a Permitted Lien;

(ii) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for any Material Registered Owned Intellectual Property that a Seller may choose not to maintain using its reasonable business judgment in the ordinary course of business or patents expiring at the end of their statutory terms;

(iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iv) no Action is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

(v) or as would not have a Material Adverse Effect, no Seller is currently party to any agreement to indemnify any Person for or against any interference, infringement or misappropriation with respect to the item.

(c) Section 4.11(c) of the Sellers Disclosure Schedule identifies all material Licensed Intellectual Property that is Related to the Business, other than shrinkwrap, clickwrap or similar standard commercially available agreements and any Group Contract. The Sellers have made available to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date), other than shrinkwrap, clickwrap or similar standard commercially available agreements and any Group Contract. With respect to each such item of used Intellectual Property required to be identified in Section 4.11(c) of the Sellers Disclosure Schedule, except as disclosed or as would not have a Material Adverse Effect:

(i) the license, sublicense, agreement or permission covering the item is legal, valid, and binding on the relevant Seller and, to the knowledge of the Sellers, the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects; and

(ii) the relevant Seller, and to the Knowledge of the Sellers, no other party to the license, sublicense, agreement or permission is in material breach or default.

(d) The representations and warranties in this Section 4.11 are the sole representations and warranties of the Sellers with respect to intellectual property and intellectual property matters.

4.12 No Material Adverse Effect. Since the Interim Balance Sheet Date to the date hereof, no event has occurred that has had a Material Adverse Effect.

4.13 Contracts.

(a) Section 4.13(a) of the Sellers Disclosure Schedule sets forth the following Contracts to which a Seller is party, or by which a Seller is bound, in each case Related to the Business:

(i) Leases;

(ii) any Collective Bargaining Agreement;

(iii) any note, debenture, bond, letter of credit, loan or other Contract for indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business), Contract for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person, in each case in excess of $50,000;

(iv) any material partnership, joint venture or similar Contract; and

(v) Contracts Related to the Business (including each material license, agreement, or other permission that any Seller has granted to any third party with respect to any of its Owned Intellectual Property) that involve aggregate annual payments to or from the Sellers in excess of $50,000.

(b) Except as disclosed in Section 4.13(b) of the Sellers Disclosure Schedule, (i) each Contract listed in Section 4.13(a) of the Sellers Disclosure Schedule (collectively, the “Material Contracts”) is legal, valid, binding on the relevant Seller and, to the Knowledge of the Sellers, on the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects; (ii) neither Sellers nor, to the Knowledge of the Sellers, any other party is in material breach or default of any Material Contract; and (iii) neither Sellers nor, to the Knowledge of the Sellers, any other party has repudiated any material provision of any Material Contract.

4.14 Litigation. Except as disclosed on Section 4.14 of the Sellers Disclosure Schedule, there is no material Action Related to the Business, pending or, to the Sellers’ Knowledge, threatened in writing against any Seller.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Sellers Disclosure Schedule lists each Benefit Plan that any Seller maintains or to which any Seller contributes or has any obligation to contribute, or with respect to which any Seller has any liability. A copy of each Benefit Plan listed on Section 4.15(a) of the Sellers Disclosure Schedule has been provided to the Purchaser.

(b) Section 4.15(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan to which the Purchaser will become obligated to contribute by reason of its assumption of the Collective Bargaining Agreements pursuant to Section 6.8(g). With respect to each Benefit Plan listed on Section 4.15(b) of the Sellers Disclosure Schedule other than a Multiemployer Plan, no event has occurred that has resulted in a Material Adverse Effect.

(c) Except with respect to any Multiemployer Plan, each Benefit Plan to which the Purchaser is required to contribute by virtue of assuming the collective bargaining agreements that are set forth in Section 6.8(g) of the Sellers Disclosure Schedule that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the “IRS”) that such Plan is qualified under Section 401(a) of the Code, or the applicable Seller is entitled to rely upon an opinion letter from the IRS with respect to the qualification of such Plan, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Plan.

(d) Except with respect to any Multiemployer Plan, with respect to all Benefit Plans, and related trusts, to which the Purchaser is required to contribute by virtue of assuming the collective bargaining agreements that are set forth in Section 6.8(g) of the Sellers Disclosure Schedule, each has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable Laws. No asset of the Business is subject to any Lien under ERISA, and the Sellers have not incurred any liability under Title IV of ERISA (other than withdrawal liability to a Multiemployer Plan that may arise as the result of the consummation of the transactions contemplated hereby) or any Law or to the Pension Benefit Guaranty Corporation with respect to any Benefit Plan. There are no pending or, to the Knowledge of the Sellers, threatened claims with respect to any Benefit Plan other than a Multiemployer Plan.

(e) With respect to each Benefit Plan to which the Purchaser is required to contribute by virtue of assuming the collective bargaining agreements that are set forth in Section 6.8(g) of the Sellers Disclosure Schedule, the Sellers have provided the Purchaser with true, complete and correct copies of (to the extent applicable and, in the case of Multiemployer Plans, to the extent provided to the Sellers by the Multiemployer Plan and in the possession of the Sellers) (i) all plan documents and agreements and declarations of trust, (ii) the annual report (Form 5500 series) filed with the IRS (including all applicable attachments) for the most recent three years, (iii) the most recent financial statements, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent summary plan description provided to participants, (vi) statements or other communications regarding withdrawal liability to a Multiemployer Plan, and (vii) the most recent determination letter received from the IRS.

(f) With respect to all Benefit Plans to which the Purchaser is required to contribute by virtue of assuming the collective bargaining agreements that are set forth in Section 6.8(g) of the Sellers Disclosure Schedule, the Sellers shall make all required payments, premiums or contributions for all periods (or partial periods) ending prior to or as of the Closing Date.

(g) The Sellers have incurred or will incur a complete or partial withdrawal with respect to each Multiemployer Plan that is a Benefit Plan described in 4.15(b) and is covered under Title IV of ERISA.

(h) The representations and warranties of the Sellers in this Section 4.15 are the sole representations and warranties of the Sellers with respect to Benefit Plans and employee benefit plan matters.

4.16 Labor and Employment Matters.

(a) A list of all Business Employees (including title, position, compensation and hire date of such individuals) as of the date hereof has been made available to the Purchaser.

(b) Except as set forth in Section 4.16(b) of the Sellers Disclosure Schedule, as of the date hereof, (i) no Business Employees are represented by a labor organization, (ii) there are no existing or, to the Knowledge of the Sellers, threatened strikes, work stoppages, work slowdowns, lockouts or other material labor disputes related to the Business Employees, (iii) to the Knowledge of the Sellers, there are no union organizational campaigns or decertification efforts in progress with respect to the Business Employees or any questions concerning representation with respect to such Business Employees, (iv) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Sellers, threatened against the Sellers relating to the Business Employees with the National Labor Relations Board, (v) there have been no plant closings as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively, “WARN”) at a single facility, or one or more facilitates or operating units within a single site of employment, or a combined site of employment, in each case, relating to the Business, since January 1, 2011, and (vi) there is no material employment-related charge, action, proceeding, complaint, grievance, arbitration, investigation, inquiry or obligation of any kind relating to the Business Employees pending or, to the Knowledge of the Sellers, threatened in any forum, relating to an alleged violation or breach by any Seller (or its officers or directors) of any law, regulation or contract.

(c) To the extent required by this Agreement, law, contract or past practice relating to Business Employees who may be represented by a labor organization, the relevant Seller has (i) properly and timely notified all labor organizations representing Business Employees of the transfer of the Purchased Assets, (ii) properly and timely notified all labor organizations representing Business Employees of the Sellers and the Purchaser obligations under Section 6.8(g), (iii) fully bargained with all labor organizations representing Business Employees regarding the effects of the Agreement as it relates to Business Employees who may be represented by a labor organization, (iv) fully bargained over the Sellers’ decision to transfer the Purchased Assets to the Purchaser and (v) obtained the requisite approvals from all labor organizations representing Business Employees of the Purchaser’s assumption of the Collective Bargaining Agreements set forth on Section 6.8(g) of the Sellers Disclosure Schedule, in each case except as would not have a Material Adverse Effect.

(d) Section 4.16(d) of the Sellers Disclosure Schedule sets forth a list of all individuals previously employed by any Seller who have suffered an “employment loss” as defined by WARN or who have been subject to any loss of employment for purposes of coverage under WARN since October 1, 2011 by name, single or combined site of employment, and the effective date of employment loss for each employee as defined by the WARN Act.

(e) NYT will deliver to the Purchaser, following delivery by the Purchaser of the list contemplated by the first sentence of Section 6.8(a), Section 4.16(e) of the Sellers Disclosure Schedule, which will set forth an accurate and complete summary of all severance obligations that the Sellers have or may have with respect to Business Employees as a result of the transactions contemplated by this Agreement (the “NYT Severance Benefits”).

(f) The representations and warranties in this Section 4.16 are the sole representations and warranties of the Sellers with respect to labor and employment matters.

4.17 Environmental. Except as disclosed in Section 4.17 of the Sellers Disclosure Schedule and except for any matter that would not have a Material Adverse Effect,

(a) Each Seller is in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, each Seller has obtained and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of the Real Property and the operation of the Business.

(c) No Seller has received any written notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to the Business or the Real Property arising under Environmental, Health and Safety Requirements other than any such matters that have been resolved.

(d) No Seller has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos Related to the Business.

(e) The Sellers have made available to the Purchaser all material environmental audits and reports, and other material environmental documents, relating to the Real Property that are in their possession.

4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

4.19 Insurance. Each Seller is presently covered by insurance in scope and amount customary and reasonable for the Business. With respect to each such insurance policy currently in effect: (a) the policy is legal, valid, binding on the relevant Seller and, to the Knowledge of the Sellers, on the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects; and (b) no Seller nor, to the Knowledge of the Sellers, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices).

4.20 Related Party Business Relationships. Except as disclosed in Section 4.20 of the Sellers Disclosure Schedule, no Affiliate of any Seller has been involved in any material business arrangement or relationship with any Seller within the past 12 months, and no Affiliate of any Seller owns any material asset, tangible or intangible, that is used in the Business.

4.21 Inventory. The inventory of the Business (including raw materials and supplies, manufactured and processed parts, work in process and finished goods) is fit for the purpose for which it was procured or manufactured, except as reflected in reserves for inventory write downs or write offs reflected in the unaudited combined balance sheet as of the Interim Balance Sheet Date in accordance with the past custom and practice of Sellers.

4.22 Accounts Receivable. All accounts receivable of the Business arose in the ordinary course of business consistent with past practice and are subject to no valid setoffs or counterclaims other than as reflected in, and subject to any reserves in, the unaudited combined balance sheet as of the Interim Balance Sheet Date.

4.23 NYT Ownership. Except as set forth in Section 4.23 of the Sellers Disclosure Schedule, NYT owns no asset included in the Purchased Assets with a book value in excess of $50,000.

4.24 Disclaimer of Warranties. THE BUSINESS, INCLUDING THE PURCHASED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS. EXCEPT AS SET FORTH IN THIS ARTICLE IV, NONE OF THE SELLERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, AND THE PURCHASER IS NOT RELYING ON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

5.2 Authority and Enforceability. The Purchaser has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Sellers, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

5.3 Noncontravention. Assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) conflict with the certificate of incorporation, bylaws or other constitutive or governing documents of the Purchaser, (b) violate and Law or Governmental Order applicable to the Purchaser, or (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration or cancellation of, any Contract to which the Purchaser is a party except, in the case of the immediately preceding clauses (b) and (c), where such violation, breach, default, termination, acceleration, cancellation or Lien would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

5.4 Governmental Approvals. Except for the approval required under the HSR Act and Other Antitrust Laws, no Permit, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.5 Litigation. There is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on the Purchaser on the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

5.6 Financing. The Purchaser has delivered to the Sellers true, complete, and correct copies of: (a)(i) the executed Credit Agreement (the “LBC Credit Agreement”), dated as of the date hereof, between the Purchaser and LBC Credit Partners II, L.P., (“LBC”), as administrative agent for the lenders listed in such Credit Agreement, (ii) the executed Revolving Credit and Term Loan Agreement (the “SunTrust Credit Agreement”), dated as of the date hereof, between the Purchaser and SunTrust Bank (“SunTrust”), as issuing bank and administrative agent for the lenders listed in the SunTrust Credit Agreement, (iii) the executed Business Loan Agreement (the “Iberiabank Credit Agreement”), dated as of the date hereof, between the Purchaser and Iberiabank, (iv) the executed Consolidated and Restated Credit Agreement (the “Advantage Credit Agreement”), dated as of the date hereof, between the Purchaser and Florida Community Development Fund II, L.L.C., and Advantage Capital Community Development Fund XXX, L.L.C., and (v) certain Lease Agreements (collectively, the “Purchaser Lease Agreements”), dated as of the date hereof, between the Purchaser and (A) NL Ventures VIII University, L.L.C. with respect to the lease of real property located at 1800 University Parkway, Sarasota, Florida, (B) NL Ventures VIII West Main, L.L.C. with respect to the lease of real property located at 189

West Main Street, Spartanburg, South Carolina, and (C) NL Ventures VIII Herald, L.L.C. with respect to the lease of real property located at 200 Herald Journal Blvd., Spartanburg, South Carolina (the LBC Credit Agreement, the SunTrust Credit Agreement, the Iberiabank Credit Agreement, the Advantage Credit Agreement and the Purchaser Lease Agreements, collectively, the “Debt Financing Agreements”), pursuant to which, upon the terms and subject to the conditions set forth therein, each party thereto (other than the Purchaser) has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement; and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Financing Commitment” and, together with the Debt Financing Agreements, the “Financing Commitments”), between the Purchaser and Stephens Investment Holdings LLC (the “Fund”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Fund has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the execution and delivery of this Agreement and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. There are no other agreements, side letters or arrangements to which the Purchaser is a party relating to any of the Financing Commitments that could affect the availability of the Financing. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of the Purchaser and the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions) other than as expressly set forth in the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for the Purchaser to pay the Cash Consideration and all related fees and expenses. No event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Purchaser under the Financing Commitments, and the Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Purchaser on the Closing Date. The Purchaser has fully paid all commitment and other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments. The obligations of the Purchaser hereunder are not subject to any conditions regarding the ability of the Purchaser or any Affiliate thereof to obtain financing for the consummation of the transactions contemplated hereby.

5.7 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

5.8 Approvals. No fact or circumstance exists, including any current holding and any transaction under consideration by the Purchaser or any of the entities under common management control with the Purchaser, that would reasonably be expected to prevent or delay the filings or approvals required under the HSR Act or any Other Antitrust Laws.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), the Sellers shall carry on the Business in a manner substantially consistent with current practices. Without limiting the generality of the foregoing, during such period, except as contemplated by this Agreement or as required by applicable Law, no Seller shall do any of the following, in each case with respect to the Business, without the consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned):

(a) adopt or propose any amendment to the certificate of incorporation, bylaws or other constitutive or governing documents of any Seller that would materially affect the ability of such Seller to consummate of the transactions contemplated hereby;

(b) mortgage, pledge or subject to Liens any Purchased Asset, other than Permitted Liens;

(c) transfer any Purchased Asset, other than transfers of Purchased Assets in the ordinary course of business;

(d) except in the ordinary course of the Business, make or commit to make any capital expenditure which individually exceeds $100,000 or in the aggregate exceed $500,000;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or business; or

(f) agree in writing to take any of the foregoing actions.

6.2 Access to Information; Investigation. Each Seller shall afford to the Purchaser, its accountants and other representatives reasonable access, upon reasonable advance notice during normal business hours prior to the Closing, to the Senior Management, properties, books, Contracts and records of the Business; provided, however, that such access complies with applicable Law, Permitted Liens and Contracts of the Business and does not disrupt the normal operations of the Business; and provided, further, that the Purchaser shall not (a) have access to individual performance or evaluation records, medical histories or other information (in any form whatsoever, including through oral conversations) that in the Sellers’ opinion is sensitive or the disclosure of which could reasonably be expected to subject the Sellers to risk of liability, (b) have access to documents or information which, in the opinion of the Sellers, could jeopardize attorney-client privilege, and (c) be entitled to conduct any invasive sampling or testing with respect to any Real Property (including with respect to groundwater, soil, air, asbestos, surface water or sediment).

6.3 Notification of Certain Matters. The Sellers will give prompt written notice to the Purchaser of any fact, event or occurrence which, if existing or known as of the date hereof, would have been required to be set forth or described in the Sellers Disclosure Schedule. No such disclosure by the Sellers pursuant to this Section 6.3 shall be deemed to amend or supplement the Sellers Disclosure Schedule for the purpose of determining the satisfaction of the conditions set forth in Sections 7.2(a) and (b); provided, however, that if the Closing occurs the Sellers Disclosure Schedule shall be deemed amended and supplemented by any such disclosure of a fact, event or occurrence that is non-material (provided that all such disclosures are not in the aggregate material) or that occurs after the date of this Agreement for all purposes, including determining the rights of the Purchaser to indemnification pursuant to Article IX.

6.4 Confidentiality. From and after the Closing Date until the second anniversary thereof, except as required by applicable Law, each Seller will, and will cause its Affiliates to, hold, and will use its commercially reasonable efforts to cause its and their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, the Purchased Assets and the other parties, except to the extent that such information (a) is in the public domain through no fault of such Seller or any of its Affiliates or their respective representatives or (b) is lawfully acquired by such Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the Purchaser and shall disclose only that portion of such information that is legally required to be disclosed; provided that such Seller shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.5 Regulatory Approvals.

(a) The Purchaser and the appropriate Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Permits of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if required, the Purchaser and the appropriate Seller shall make an appropriate filing required of each of them (i) pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days following the execution of this Agreement (if not already made), which filings shall not request early termination of the waiting period prescribed by the HSR Act, and (ii) pursuant to any applicable Other Antitrust Laws with respect to the transactions contemplated hereby prior to any legal deadline and in any event within ten Business Days following the execution of this Agreement (or, if required to do so, submit the draft filing at that time). The Purchaser and the Sellers shall each be responsible for one-half of all filing and similar fees payable in connection with such filings and for any local counsel fees.

(b) Each of the Purchaser and the Sellers agrees to instruct its respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. Such efforts and cooperation include, counsel’s undertaking (to the extent permitted by Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client or any other applicable privilege) to (i) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws, (ii) permit the other party to review and incorporate the other party’s reasonable comments in any filings or other communication given by it to any Governmental Entity or in connection with any proceeding by a private party related to the HSR Act or any Other Antitrust Laws. None of the Purchaser and the Sellers nor any of their respective counsel shall independently contact any Governmental Entity or participate in any meeting or discussion (or any other communication by any means ) with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Purchaser, the appropriate Seller, and in the case of the Sellers, the Purchaser, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Entity, the opportunity to review and agree to the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of Parent or the Company, as applicable, shall be limited to outside antitrust counsel only).

6.6 Public Announcements. Neither the Purchaser nor the Sellers shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior consent of the other; provided, however, that the Purchaser or the Sellers may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.7 Names. Reasonably promptly following the Closing Date, the Sellers shall execute and file all such executed documents as may be required to change the name of any Seller, the name of which includes the name of any Purchased Publication to a name that does not include such words.

6.8 Employees.

(a) Excluding employees who are part of a collective bargaining unit, all of whom shall be hired by the Purchaser, not less than five days prior to the Closing, the Purchaser will provide to the Sellers a list of Business Employees that the Purchaser does not intend to make offers of employment to. Such list will be prepared without any further access to individuals or personnel records than the Purchaser has had prior to the date hereof. The number of individuals on such list will not exceed 10% of the combined number of Business Employees as of the date of this Agreement and will not include a number of the combined number of Business Employees at any single or combined site of employment that would create any obligation or liability to any Business Employee under WARN.

(b) The Purchaser will make offers of employment to all of the Business Employees that are not on the list provided pursuant to Section 6.8(a) to commence effective upon the Closing. Such offer of employment shall be at comparable wage rates or base salary and bonus levels as are identified in Section 4.16(a), and, if at a location different from the Business Employee’s current location of employment with the applicable Seller, at a commuting distance no greater than 50 miles farther each way than the Business Employee’s current commuting distance. With respect to each Business Employee who accepts the Purchaser’s offer of employment (a “Transferred Employee”), the Purchaser shall credit periods of service prior to the Closing for purposes of determining eligibility, vesting and benefit entitlement under all compensation and benefit plans, programs and policies maintained by the Purchaser after the Closing. In determining which Business Employees will be offered employment, the Purchaser shall, and shall cause its employers and representatives to, comply with all applicable Laws. Within a reasonable time prior to the Closing, the Purchaser shall provide to the Sellers, in a manner and form satisfactory to the Sellers, the complete terms of offers of employment (including period of employment, location of employment, compensation, benefits, job title and responsibility) that the Purchaser has made or will make to any Business Employee, including copies of any writings directed to such Business Employee, transcripts of any oral presentations or discussions, as well as proof of any acceptance, and subsequent hiring and employment status, of any such Business Employee. Not later than the Closing Date, the Sellers will provide to the Purchaser such information with respect to each Transferred Employee as may be reasonably necessary to permit the Purchaser to comply with its covenants in this Section 6.8 with respect to the Transferred Employees.

(c) The Purchaser further agrees that it will not engage in any action within 90 days following the Closing that will create any obligation or liability under WARN to any Business Employee or Transferred Employee, including terminating in excess of 49 Transferred Employees at any single or combined site of employment, less the number of Business Employees terminated by any Seller at any such single or combined site of employment, other than for cause, in the 90-day period prior to the Closing.

(d) Without limiting the scope of Section 6.8(b), the Purchaser shall cause each Transferred Employee (and his or her eligible dependents) to be covered on the first day of the calendar month following the Closing by a group health plan (within the meaning of section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent, (ii) provides each Transferred Employee full credit, for the year during which the Closing occurs, with any deductible already incurred by a Transferred Employee under the Sellers’ group health plan and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the Sellers’ or the Purchaser’s group health plan, and (iii) except as set forth in Section 6.8(d) of the Seller Disclosure Schedule, provides health benefits that are comparable to the benefits identified in Section 4.15(a). The Sellers shall remain responsible for all claims incurred by Transferred Employees prior to the first day of the calendar month following Closing under the Sellers’ group health plans and the Purchaser shall be responsible for all claims incurred on and after the Closing under its group health plans. For purposes of clarity, a claim shall be considered incurred when the treatment for a given condition is provided, and not when the condition arose.

(e) Effective as of the Closing Date, the Purchaser shall establish a health flexible spending arrangement under Section 125 of the Code (the “Health FSA”) or shall amend its existing Health FSA, to provide coverage to any Transferred Employee who participated in the Sellers’ Health FSA immediately prior to the Closing Date. The Purchaser’s Health FSA will provide the same level of coverage as under the Sellers’ Health FSA, will treat each such Transferred Employee as if his or her participation had been continuous from the beginning of the Seller’s Health FSA’s plan year, will apply such Transferred Employee’s existing salary reduction elections to the Purchaser’s Health FSA and will provide for reimbursement of expenses incurred at any time during the remainder of the Sellers’ Health FSA’s plan year (including with respect to claims incurred prior to the Closing Date) up to the amount of the Transferred Employee’s election and reduced by amounts previously reimbursed by the Sellers. In the event that, as of the Closing Date, the aggregate amount withheld from the Transferred Employees’ compensation with respect to the Sellers’ Health FSA exceeds the amount reimbursed to the Transferred Employees, such excess amount shall be treated as a current liability in the determination of Closing Working Capital and reduce the amount of the Closing Working Capital. In the event that, as of the Closing Date, the aggregate amount withheld from the Transferred Employees’ compensation with respect to the Sellers’ Health FSA is less than the amount reimbursed to the Transferred Employees, the amount of such deficit shall be treated as a current asset in the determination of Closing Working Capital and increase the amount of the Closing Working Capital. The Sellers will provide the Purchaser with all information reasonably necessary to enable the Purchaser to treat such Transferred Employees as if they participated continuously in the Purchaser’s Health FSA for the calendar year in which the Closing takes place. Notwithstanding the foregoing, this subsection shall not apply to any Transferred Employee who elects to continue coverage under the Sellers’ Health FSA pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) Effective as of the Closing, the Purchaser shall establish a defined contribution plan with a 401(k) feature, or cause an existing defined contribution plan with a 401(k) feature, to cover the Transferred Employees who are not subject to a collective bargaining agreement. The Purchaser shall permit such Transferred Employees to rollover any distribution from the Sellers’ defined contribution plan to its defined contribution plan. The Purchaser shall permit any Transferred Employee who is a participant in the Sellers’ defined contribution plan and who has a loan outstanding as of the date of the Closing to rollover the note evidencing the loan in-kind, provided that such rollover is made within 60 days following the Closing.

(g) With respect to Transferred Employees who are included in any collective bargaining unit covered by a collective bargaining agreement that is set forth in Section 6.8(g) of the Sellers Disclosure Schedule (the “Collective Bargaining Agreements”), on the Closing Date, the Purchaser shall assume the Collective Bargaining Agreements as they relate to such Transferred Employees and shall (or, if applicable, shall cause one of its Subsidiaries to) agree and become party to and be bound by the terms and conditions, including existing seniority dates, of the Collective Bargaining Agreements, including the obligation of the Purchaser to recognize the relevant organization as a collective bargaining agent, the obligation to apply the terms and conditions of the Collective Bargaining Agreements to the Transferred Employees regardless of the number of hours the Transferred Employees are scheduled to work, the duty to continue existing wages, hours and terms and conditions of employment consistent with Sections 8(a)(5) and 8(d) of the National Labor Relations Act, as amended, 29 U.S.C. Sections 158(a)(5) and 158(d), including the obligation to contribute to the Benefit Plans set forth on Section 4.15(a) of the Sellers Disclosure Schedule.

(h) The provisions of this Section 6.8 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.8, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

(i) If the Sellers as of the Closing Date incur Liability for NYT Severance Benefits of less than $3,000,000 (the “Severance Cap”) with respect to Business Employees to whom the Purchaser does not make an offer of employment in accordance with Section 6.8(b) (collectively, “Severance Costs”), the Cash Consideration shall be reduced at Closing as set forth in Section 2.5 by the difference between the Severance Cap and the amount of such severance costs (such difference, if any, the “Severance Adjustment”). Not fewer than two days prior to Closing, the Sellers will provide the Purchaser with a schedule detailing their calculation of the Severance Adjustment.

6.9 Taxes.

(a) The Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay 50% of all federal, state and local sales and use, documentary and real estate and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether imposed by Law on the Sellers or the Purchaser; provided, however, that the Purchaser shall pay 100% of any such taxes that are attributable or with respect to a loan or mortgage (including the recording or filing of any related documentation). The Purchaser and the Sellers shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer taxes which become payable as a result of the transfer of the Purchased Assets from the Sellers to Purchaser pursuant to this Agreement.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Sellers and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date and if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by such party. Notwithstanding the foregoing, to the extent the apportionment of any Taxes is included as part of the purchase price adjustment pursuant to Section 2.6, any amount so included will not be subject to the apportionment described in this Section 6.9(b).

(c) The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(d) The Purchaser shall prepare and file any Local Tax Returns of the Sellers due after the Closing Date (including any final returns, as appropriate) for (i) taxable periods ending after the Closing Date or which include the Closing Date or (ii) the last taxable period ending prior to the Closing Date if the Tax Return is due after the Closing Date. Such Local Tax Returns will be prepared consistent with prior practice. The Sellers will reimburse the Purchaser for any Taxes shown due on such returns to the extent that such Taxes are not Assumed Liabilities under Sections 2.3 and 2.4. Prior to filing any Local Tax Returns in accordance with this Section 6.9(d), the Purchaser will provide the Sellers a copy of any such returns for their review and comment, which comments shall be incorporated into such Local Tax Returns prior to filing. After the Closing Date, the Purchaser shall control on the Sellers’ behalf any tax audits with respect to Local Tax Returns of the Sellers (including the Florida voluntary sales tax audit disclosed in Section 4.6 of the Seller Disclosure Schedule), and will cooperate with the applicable taxing authority to reach a resolution of any such audit. The Purchaser shall (x) keep the Sellers informed of the status of any such audit, and (y) will not agree to a settlement or resolution without the Sellers’ prior written consent. The Sellers shall be responsible for the liability resulting from such audit to the extent that such liability is not an Assumed Liability.

6.10 Bulk Sales Laws. The Purchaser and the Sellers hereby waive compliance by the Sellers and the Purchaser with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements.

6.11 Access to Books and Records. Each of the Sellers and the Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

6.12 Further Assurances. The Purchaser and the Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, the Purchaser and the Sellers shall each use their respective commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. If requested by the Sellers, the Purchaser will provide written confirmation to the other parties to any Assigned Contract of the Purchaser’s assumption thereof in the form required by such Assigned Contract or otherwise reasonably requested by the Sellers. If at any time after the Closing: (a) any Seller receives any cash in respect of any Purchased Assets, such Seller shall remit such cash to the Purchaser or its designee promptly following such receipt; and (b) the Purchaser or any Subsidiary thereof receives any cash in respect of any Excluded Asset, the Purchaser or such Subsidiary shall remit such amount to NYT or its designee promptly following such receipt.

6.13 Financing. The Purchaser shall not take any action that could make the Financing unavailable or its overall cash resources to fund the Cash Consideration and the other fees and expenses associated with the transactions contemplated hereby insufficient for any reason. The Purchaser shall use its best efforts to consummate the Financing, including (a) satisfying the terms, conditions, representations and warranties set forth in any documents governing the Financing, and (b) enforcing its rights under the Financing Commitments. The Purchaser shall keep the Seller apprised as to the status of the Financing and shall promptly notify the Seller if it becomes aware of any fact or circumstance that could make such Financing unavailable or its overall cash resources insufficient to fund the Cash Consideration and the other fees and expenses associated with the transactions contemplated hereby for any reason. Without the prior written consent of the Sellers, the Purchaser will not amend or modify or consent to any amendment or modification of any Debt Financing Agreement that has the effect of reducing the amount funded under any Debt Financing Agreement, amending or modifying any condition precedent contained in any Debt Financing Agreement, or delaying the Closing.

6.14 Support Services. Except as set forth in the Transition Services Agreement, the Purchaser agrees that as of the Closing Date, the Sellers and their respective Affiliates shall have no obligation to provide any support or other services to the Business (including any of the services for which allocations were previously paid by the Business).

6.15 Lease Guaranty. The Purchaser shall assume all obligations of reimbursement under each guaranty by any Seller or any of its Affiliates for any Leased Real Property and use its commercially reasonable efforts to obtain from the applicable beneficiary a full release of all parties liable, directly or indirectly, for reimbursement in connection with such guaranty. To the extent the Purchaser is unable, notwithstanding its compliance with the immediately preceding sentence, to obtain such release, the Purchaser shall indemnify, defend and hold harmless the Sellers and their respective Affiliates against, and reimburse the Sellers and their respective Affiliates for, any and all Losses in connection with such guaranty, and shall in any event promptly reimburse the Sellers and their respective Affiliates to the extent such guaranty is called upon and any of the Sellers or any of their Affiliates makes any payment thereunder.

6.16 Noncompetition and Related Covenants.

(a) For a period of three years after the Closing Date, no Seller or any Affiliate thereof will invest in, own, manage, operate, finance, control, advise or guarantee the obligations of any Person whose principal purpose is gathering and disseminating local news content that is targeted to those individual markets that the Business presently serves; provided, however, that in no event shall any of the following be deemed a breach or violation of this Section 6.16: (i) ownership of less than 10% of any publicly traded company; (ii) investing in, owning, managing, operating, financing, controlling, advising or guaranteeing the obligations of any Person whose business operates at a national level, even if a portion of that business competes in the individual markets that the Business presently serves; or (iii) any current activity of any Seller or any Affiliate other than the activities of the Business.

(b) For a period of two years after the Closing Date, no Seller or any Affiliate thereof will induce or attempt to induce any individual who is then an employee or independent contractor of the Purchaser to leave the employ or service, as applicable, of the Purchaser, or in any way knowingly interfere with the relationship between the Purchaser, on the one hand, and any such employee or independent contractor thereof, on the other hand; provided, however, that nothing in this Section 6.16 shall prohibit any Seller or any Affiliate thereof from engaging in any general employment solicitation (including solicitations through recruiting firms and the Internet), or from hiring any individual who responds to any such solicitations.

(c) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.16 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.16 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed (provided, for the purpose of clarity, that in no event shall this Section 6.16 be binding upon any Seller or any Affiliate thereof following the third anniversary of the Closing Date in the case of Section 6.16(a), or the second anniversary of the Closing Date in the case of Section 6.16(b) (or, if the term of this Section 6.16 is reduced by such court or tribunal, following the expiration of such modified term). This Section 6.16 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and the value of the Business.

6.17 Exclusivity. From the date hereof until the Closing, the Sellers will not (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

6.18 Maintenance of Real Property. From the date hereof until the Closing: (a) the Sellers shall maintain the Owned Real Property, including all of the Improvements, in substantially the same manner as is currently maintained as of the date of this Agreement, ordinary wear and tear and casualty damage excepted; (b) Sellers shall maintain the Leased Real Property in substantially the same manner as is currently maintained as of the date of this Agreement to the extent the maintenance and repair of such Leased Real Property is the responsibility of the applicable Seller under the applicable Lease, ordinary wear and tear and casualty damage excepted, (c) Sellers shall not demolish any existing Improvements located on the Owned Real Property or erect any new Improvements on the Owned Real Property unless otherwise required by a Governmental Entity, and (d) no Seller shall materially amend, modify, extend, renew or terminate any Lease.

6.19 True-Up. Following the date hereof, the Sellers agree to use commercially reasonable efforts to assist the Purchaser in negotiating an agreement with that certain third party referenced in the agreement identified on Section 6.19 of the Sellers Disclosure Schedule. After the Closing Date, to the extent the Sellers are required to repay the True Up Amount to such third party pursuant to the agreement identified on Section 6.19 of the Sellers Disclosure Schedule, the Sellers shall provide written notice to the Purchaser of such repayment obligation, and within five days thereafter, the Purchaser shall pay to the Seller an amount equal to the True Up Amount by wire transfer of immediately available funds to an account designated by the Sellers at least one Business Day prior to such transfer.

6.20 Desktop Software. From the date hereof until the Closing, the Sellers and the Purchaser agree to use commercially reasonable efforts to work with third-party software vendors to transfer the seat licenses for the desktop software set forth on Section 6.20 of the Sellers Disclosure Schedule to the Purchaser.

6.21 Approvals. During the period from the date hereof and continuing until the earlier of the termination of the Agreement or the Closing Date, except with the consent of NYT (which shall not be unreasonably withheld, delayed or conditioned), the Purchaser and the entities under common management control with the Purchaser shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals under the HSR Act or any Other Antitrust Laws, if applicable.

6.22 Post-Closing Matters. From the date hereof and continuing for six months after the Closing date, the Sellers agree to use commercially reasonable efforts to take all such actions necessary in order to resolve the matters set forth on Section 6.22 of the Seller Disclosure Schedule.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Purchaser and the Sellers. The obligations of the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and the parties shall have received all other necessary pre-closing authorizations, consents and approvals of all Governmental Entities under applicable Other Antitrust Laws in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

(b) No Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted and be in effect which makes the consummation of such transactions illegal.

7.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser) of the following further conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, or (iii) where the breach of such representations or warranties would not have a Material Adverse Effect, disregarding for this purpose any qualifications in such representation and warranty as to materiality or Material Adverse Effect.

(b) The Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

(c) The Purchaser shall have received a certificate dated as of the Closing Date signed on behalf of the Sellers to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) The Sellers shall have procured all of the third party consents specified on Schedule 7.2(d) of the Sellers Disclosure Schedule.

(e) Since the date hereof, there shall not have occurred and be continuing a material disruption of the financial, banking or capital markets that (i) results in LBC, Crystal Financial LLC (“Crystal”), and SunTrust not funding their respective portions of the Debt Financing (other than any failures to fund in amounts that the Fund has agreed to fund pursuant to the Equity Financing Commitment) and (ii) prevents the Purchaser from obtaining from other sources debt financing in lieu of that committed by LBC, Crystal, and SunTrust.

(f) The Sellers shall have delivered all agreements and other documents required to be delivered by the Sellers pursuant to Section 3.2.

(g) The Sellers shall have delivered to the Purchaser copies of the certificate of good standing of each Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization.

(h) The Sellers shall have delivered to the Purchaser a certificate of the secretary or an assistant secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to: (i) the certificate of incorporation of such Seller; (ii) the bylaws of such Seller; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of such Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement.

(i) The Purchaser may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

7.3 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers) of the following further conditions:

(a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, or (iii) where the breach of such representations or warranties would not have a material adverse effect or the ability of the Purchaser to consummate the transactions contemplated hereby, disregarding for this purpose any qualifications in such representation and warranty as to materiality or Material Adverse Effect.

(b) The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

(c) The Sellers shall have received a certificate dated as of the Closing Date signed on behalf of the Purchaser to the effect that the conditions set forth in Section 7.3(a) and 7.3(b) have been satisfied.

(d) The Purchaser shall have delivered to the Sellers all agreements and other documents required to be delivered by the Purchaser to the Sellers pursuant to Section 3.3.

(e) The Purchaser shall have delivered to the Sellers a copy of a certificate of good standing of the Purchaser issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Purchaser’s organization.

(f) The Purchasers shall have delivered to the Sellers a certificate of the secretary or an assistant secretary of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to: (i) the certificate of formation of the Purchaser; (ii) the operating agreement of the Purchaser; (iii) the resolutions of the managers (or a duly authorized committee thereof) of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency of the agents of the Purchaser executing this Agreement or any other agreement contemplated by this Agreement.

(g) The Sellers may waive any condition specified in this Section 7.3 if they execute a writing so stating at or prior to the Closing.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Purchaser and the Sellers;

(ii) by the Purchaser or the Sellers if:

(A) the Closing does not occur on or before January 10, 2012; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;

(iii) by the Purchaser if there has been a breach by the Sellers of any representation, warranty, covenant or agreement contained in this Agreement such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach is not cured within 30 days after written notice of such breach is given to the Sellers by the Purchaser; or

(iv) by the Sellers if there has been a breach by the Purchaser of any representation, warranty, covenant or agreement contained in this Agreement such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach is not cured within 30 days after written notice of such breach is given to the Purchaser by the Sellers.

(b) The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of the Sellers or the Purchaser or their respective officers, directors, stockholders or Affiliates; provided, however, the provisions of Section 6.6 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. All of the representations and warranties of (i) the Sellers contained in Sections 4.1, 4.2, 4.9(a), 4.10(a)(i), 4.11(b)(i) and 4.18 and (ii) the Purchaser contained in Sections 5.1, 5.2 and 5.7 (collectively, the “Specified Representations”) above shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days. All of the other representations and warranties of the parties hereto contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter.

9.2 Indemnification by the Sellers. Subject to the limitations set forth herein, following the Closing the Sellers, jointly and severally, shall indemnify and defend the Purchaser against, and shall hold the Purchaser harmless from, any loss, liability, claim, charge, action, suit, proceeding, damage or expense (collectively, “Losses”) incurred by the Purchaser resulting from or arising out of:

(a) any breach of any representation and warranty of the Sellers contained in this Agreement or in the certificate delivered pursuant to Section 7.2(c);

(b) any breach of any covenant or agreement of the Sellers contained herein;

(c) any Excluded Liabilities (regardless of whether or not the Sellers may have breached any representation and warranty that addressed any matter related to an Excluded Liability);

(d) any claims related to or based upon the pre-closing relationship between the Sellers and any Business Employee, other than any claim related to the termination of a Business Employee as a result of the Purchaser’s decision not to offer such Business Employee a position with the Purchaser or any Affiliate thereof; and

(e) those matters set forth on Section 6.22 of the Seller Disclosure Schedule.

9.3 Indemnification by the Purchaser. Subject to the limitations set forth herein, following the Closing the Purchaser shall indemnify and defend the Sellers against, and shall hold the Sellers harmless from, any Loss incurred by any Seller resulting from or arising out of:

(a) any breach of any representation and warranty of the Purchaser contained in this Agreement or in the certificate delivered pursuant to Section 7.3(c);

(b) any breach of any covenant or agreement of the Purchaser contained in this Agreement;

(c) any Assumed Liability;

(d) any severance costs and related cost (including the employer subsidized portion of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, if any, unemployment insurance benefit claim costs and all employer payroll taxes with respect to such payments and benefits, but not including any costs incurred by reason of a contractual or other agreement between a Seller and a Transferred Employee, and provided that the Sellers through and including the Closing comply with all applicable rules and regulations, including the Consolidated Omnibus Budget Reconciliation Act of 1985) that any Seller incurs due to claims made by any Transferred Employee arising as a result of the termination of employment of any Transferred Employee; and

(e) any claims related to or based upon the post-closing relationship between the Purchaser and any Transferred Employee.

9.4 Indemnification Procedures for Third Party Claims.

(a) In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly, and in any event within 30 days, provide written notice to the Indemnitor of such Third Party Claim (a “Claim Notice”). The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement curtained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim and any other documents evidencing such Third Party Claim.

(b) The Indemnitor will have 60 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor has elected to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (as to which the Indemnitee shall not be entitled to indemnification) and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee. The parties hereto will use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of all information, records and documents relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c) If the Indemnitor does not assume the Third Party Defense within 60 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume the Third Party Defense at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or 9.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense; and (iii) will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

9.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will provide written notice to the Indemnitor promptly, and in any event within 30 days, following its discovery of any matter for which the Indemnitor may be liable hereunder that does not involve a Third Party Claim, which Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement contained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 60 days after its receipt of the Claim Notice, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it hereunder. The Indemnitee will reasonably cooperate with and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.6 Limitations on Indemnification.

(a) No party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to this Article IX: (i) unless a Claim Notice is timely delivered pursuant to this Article IX; and (ii) with respect to a claim pursuant to Section 9.2(a) or 9.3(a) for the breach of a representation and warranty other than the Specified Representations unless and until the aggregate Losses of (A) the Purchaser, in the case of the Sellers, with respect to any such claims, or (B) the Sellers, in the case of the Purchaser, with respect to any such claims, exceed $1,000,000, at which point such party shall be liable for all such Losses exceeding $500,000.

(b) In no event shall the cumulative indemnification obligations of the Sellers pursuant to Section 9.2(a) with respect to breaches of representations and warranties other than the Specified Representations on the one hand, or the Purchaser pursuant to Sections 9.3(a) with respect to breaches of representations and warranties other than the Specified Representations on the one hand on the other hand, exceed $21,450,000.

(c) The amount of Losses payable under this Article IX by the Indemnitor shall be reduced (i) by any amounts recoverable by the Indemnitee under insurance policies or from any other Person and (ii) to take account of any Tax benefit of the Indemnitee arising from the incurrence or payment of any such indemnified amount.

(d) No party hereto shall be obligated to indemnify any other Person with respect to (i) any item disclosed in the Seller Disclosure Schedule or any supplement thereto, or if the Purchaser had knowledge of such item as of the Closing, (ii) any covenant or condition waived by another party on or prior to the Closing, (iii) any indirect, special, incidental, consequential or punitive damages, or (iv) any Loss with respect to any matter raised in the calculation of the adjustment of the Purchase Price pursuant to Section 2.6. Each party hereto agrees that, for so long as such party has any right of indemnification under Article IX, it shall not, and shall use its commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing or increase the cost of any obligation of any other party under this Article IX, except to the extent that such action is taken (x) for a reasonable legitimate purpose and not with a purpose of discovering a condition that would constitute a breach of any representation or warranty, covenant or agreement of any other party hereto or (y) in response to a discovery by such party, without violation of the immediately preceding clause (x), of meaningful evidence of a condition that constitutes a breach of any representation, warranty, covenant or agreement of any other party hereunder. Notwithstanding anything to the contrary herein, an Indemnitor shall not be obligated to indemnify an Indemnitee for any Loss to the extent arising from any such voluntary or discretionary action, other than as so excepted.

(e) In addition to the other limitations set forth in this Article IX, with respect to any claim by the Purchaser for indemnification or otherwise arising out of, relating to or resulting from: (x) any breach of any representation and warranty set forth in Section 4.17, or (y) any Excluded Liability relating to environmental matters or Environmental, Health and Safety Requirements, including Pre-Closing Environmental Liabilities (collectively, “Environmental Losses”), the Sellers shall have no obligation to indemnify, defend or hold harmless the Purchaser: (i) unless the Environmental Loss arises out of a Third Party Claim that is neither instigated nor encouraged by the Purchaser or any of its Affiliates, representatives or agents; (ii) if the Environmental Loss would not have arisen but for any intrusive investigation or disclosure to any third party (including any Governmental Entity) by the Purchaser or any of its Affiliates, representatives or agents, except to the extent such investigation or disclosure was required by applicable Environmental, Health and Safety Requirements; (iii) to the extent such Loss exceeds the cost of the most cost effective standard or remedy acceptable under Environmental, Health and Safety Requirements (including engineering or institutional controls or any lesser standards resulting from any site-specific risk assessments) based on an industrial use of the relevant facility or property; and (iv) for any Environmental Loss that arises out of, results from or is related to (A) any act or omission of the Purchaser, any Affiliate of the Purchaser or any other Person on or after the Closing Date that causes, contributes to, precipitates or exacerbates any condition or circumstance forming the basis of any Environmental Loss, or (B) any change in use or zoning or the redevelopment of any Real Property.

(f) Except for the Purchaser’s rights to indemnification pursuant to Section 9.2, the Purchaser shall have no claim or right to indemnification, and none of the Sellers or any other Person shall have or be subject to any liability to the other party hereto or any other Person, with respect to any information, documents or materials furnished or made available to the Purchaser or any of its Affiliates, officers, directors, employees, agents or advisors by the Sellers or Affiliates thereof or any of their respective officers, directors, employees, agents or advisors, whether orally or in writing, in certain “data rooms”, management presentations, functional “break out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in contemplation of the transactions contemplated hereby.

9.7 Procedures for Environmental Losses.

(a) If the Purchaser seeks indemnification for any Environmental Losses, it shall follow the claim procedures set forth in Section 9.4 as modified and supplemented by the procedures set forth in this Section 9.7. Any Claim Notice provided by the Purchaser for an Environmental Loss must: (i) comply with the requirements and procedures set forth in Section 9.4 and also must set forth with reasonable particularity the nature of the condition or event underlying or giving rise to the Environmental Loss; and (ii) include, to the extent known, the estimated amount of any Environmental Losses incurred or reasonably expected to be incurred by the Purchaser with respect to such Environmental Loss. The Purchaser shall also provide the Sellers with copies of any environmental reports, data, proposals, claims and correspondence in the possession of the Purchaser or any Affiliate thereof relevant to the Environmental Loss.

(b) The Sellers shall have the sole and exclusive right to conduct, direct, manage, implement and control the resolution of any Environmental Loss for which they have an indemnification responsibility or liability under this Agreement, including the right to (i) select and retain counsel and consultants of their choosing, and (ii) raise timely and reasonable objections and defenses to any obligations imposed on the Sellers with respect thereto.

(c) The Purchaser shall provide continuous reasonable access to the relevant Real Property to the Sellers and their representatives and agents to enable the Sellers to comply with their indemnification obligations hereunder with respect to Environmental Losses. The Sellers shall use commercially reasonable efforts not to materially interfere with the Purchaser’s operations at the relevant Real Property in connection with such access.

(d) With respect to any Environmental Loss for which the Sellers have an indemnification obligation hereunder, the Sellers agree to provide the Purchaser with the following to the extent requested by the Purchaser: (i) copies of material draft reports and final reports, plans and other material documents prior to the submission thereof to any Governmental Entity, and an opportunity to comment on the same (which comments will be given due consideration so long as they are timely submitted); and (ii) an opportunity to meet with the Sellers and their representatives prior to and following any material substantive communications or meetings with any Governmental Entity. The Purchaser shall not contact, communicate, meet or submit any reports, plans or other documents with or to any Governmental Entity with respect to any Environmental Loss for which the Sellers have an indemnification obligation hereunder.

9.8 Exclusive Remedy. The Purchaser and the Sellers acknowledge and agree that, except for the right to specific performance pursuant to Section 10.12, following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of the Purchaser and the Sellers for any breach by other party hereto of the representations and warranties in this Agreement or the certificates delivered pursuant to Sections 7.2(c) and 7.3(c) and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Sellers after the Closing to rescind this Agreement or any of the transactions contemplated hereby. In furtherance of the foregoing, each party hereto, on behalf of itself and its Affiliates, hereby waives any and all rights, claims and causes of action which such party may have against any other party hereto or any of its Affiliates arising under or based upon any Law or otherwise, other than pursuant to this Article IX.

9.9 Mitigation. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

9.10 Treatment of Indemnity Benefits. All payments made by the Sellers or the Purchaser pursuant to obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Purchaser, to:

Halifax Media Holdings LLC

111 Center Street, Suite 2500

Little Rock, Arkansas 72201

Attn: Jackson Farrow Jr.

Facsimile: 501-210-4615

If to any Seller, to:

The New York Times Company

620 Eighth Avenue

New York, New York 10018

Attn: General Counsel

Facsimile: 212-556-4634

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.4 Successors and Assigns. This Agreement may not be assigned by any Seller without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Sellers, provided, however, that Purchaser may assign any or all of its rights and interest hereunder to its lenders. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns.

10.5 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.6 Consent to Jurisdiction and Service of Process. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION

WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, WITH SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

10.8 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

10.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any confidentiality agreement entered into between the parties hereto, or their respective designees, which shall continue in full force and effect in accordance with its terms.

10.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom; and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

10.12 Specific Performance. The Purchaser and the Sellers each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof, and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy available at Law or in equity.

10.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement. Any matter disclosed in any section or subsection of the Sellers Disclosure Schedule shall be deemed disclosed for the purposes of each other section and subsection of the Sellers Disclosure Schedule.

10.14 Legal Privilege. The Purchaser waives and will not assert any conflict of interest arising out of or relating to the representation, after the Closing, of any Seller or any Affiliate thereof or any of their respective officers, directors, employees or representatives (any such Person, a “Designated Person”) by any law firm currently representing any Seller (the “Current Representations”). The Purchaser will not assert any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any dispute with the Purchaser or any Affiliate thereof, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

NYT HOLDINGS, INC.

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Vice President & Secretary

THE HOUMA COURIER NEWSPAPER CORPORATION

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	President & Secretary

LAKELAND LEDGER PUBLISHING CORPORATION

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Vice President & Secretary

THE SPARTANBURG HERALD-JOURNAL, INC.

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	President & Secretary

HENDERSONVILLE NEWSPAPER CORPORATION

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Vice President & Secretary

Signature Page to Asset Purchase Agreement

THE DISPATCH PUBLISHING COMPANY

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Vice President & Secretary

NYT MANAGEMENT SERVICES, INC.

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Senior Vice President & Secretary

THE NEW YORK TIMES COMPANY

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Senior Vice President & General Counsel

Signature Page to Asset Purchase Agreement

HALIFAX MEDIA HOLDINGS LLC

By:	/s/ Jackson Farrow Jr.
Name:	Jackson Farrow Jr.
Title:	Authorized Representative

Signature Page to Asset Purchase Agreement

Exhibit A

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”), dated as of [—], 2011, is made and entered into by and among NYT Holdings, Inc., an Alabama corporation, The Houma Courier Newspaper Corporation, a Delaware corporation, Lakeland Ledger Publishing Corporation, a Florida corporation, The Spartanburg Herald-Journal, Inc., a Delaware corporation, Hendersonville Newspaper Corporation, a North Carolina corporation, The Dispatch Publishing Company, Inc., a North Carolina corporation, NYT Management Services, Inc., a Delaware corporation, The New York Times Company, a New York corporation (collectively, the “Sellers”), and Halifax Media Holdings LLC, a Delaware limited liability company (“Purchaser”). All capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Sellers and Purchaser have entered into that certain Asset Purchase Agreement, dated as of [—], 2011, (the “Purchase Agreement”) pursuant to which the Sellers have agreed to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser has agreed to purchase, acquire and accept from the Sellers, the entire right, title and interest of the Sellers, to the extent assignable, in, to and under the Purchased Assets; and

WHEREAS, pursuant to the Purchase Agreement, the Purchaser has agreed to assume, pay, discharge, or perform when due, as appropriate, the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         The Sellers hereby sell, assign, transfer, convey and deliver to the Purchaser all of the rights, titles and interests of the Sellers, to the extent assignable, in, to and under the Purchased Assets, free and clear of all Liens other than Permitted Liens.

2.         The Sellers, each by its execution of this Bill of Sale, and the Purchaser, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that the representations and warranties under the Purchase Agreement shall not be deemed to be enlarged, diminished, modified or altered in any way by this instrument.

3.         Nothing expressed or implied in this Bill of Sale shall be deemed to be an assumption by the Purchaser of any liabilities of the Sellers. The terms and provisions of the assumption of liabilities by the Purchaser are set forth in the Assignment and Assumption Agreement dated as of the date hereof between the Purchaser and the Sellers.

4.         The terms and provisions of this Bill of Sale are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Bill of Sale does not confer any such rights, upon any other Person.

5.         This Bill of Sale and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

6.         This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Bill of Sale may be executed by facsimile signature.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed under seal as of and on the date first above written.

SELLERS:

NYT HOLDINGS, INC.

By:

Name:
Title:

THE HOUMA COURIER NEWSPAPER CORPORATION

By:

Name:
Title:

LAKELAND LEDGER PUBLISHING CORPORATION

By:

Name:
Title:

THE SPARTANBURG HERALD-JOURNAL, INC.

By:

Name:
Title:

Signature Page to Bill of Sale

HENDERSONVILLE NEWSPAPER CORPORATION

By:

Name:
Title:

THE DISPATCH PUBLISHING COMPANY

By:

Name:
Title:

NYT MANAGEMENT SERVICES, INC.

By:

Name:
Title:

THE NEW YORK TIMES COMPANY

By:

Name:
Title:

Signature Page to Bill of Sale

PURCHASER:

HALIFAX MEDIA HOLDINGS LLC

By:

Name:
Title:

Signature Page to Bill of Sale

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [—], 2011, by and among NYT Holdings, Inc., an Alabama corporation, The Houma Courier Newspaper Corporation, a Delaware corporation, Lakeland Ledger Publishing Corporation, a Florida corporation, The Spartanburg Herald-Journal, Inc., a Delaware corporation, Hendersonville Newspaper Corporation, a North Carolina corporation, The Dispatch Publishing Company, Inc., a North Carolina corporation, NYT Management Services, Inc., a Delaware corporation, The New York Times Company, a New York corporation (collectively, the “Assignors”), and Halifax Media Holdings LLC, a Delaware limited liability company (the “Assignee”). All capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Assignors and Assignee have entered into that certain Asset Purchase Agreement, dated as of [—], 2011 (the “Purchase Agreement”), pursuant to which Assignors have agreed to sell, assign, transfer, convey and deliver to the Assignee, and the Assignee has agreed to purchase, acquire and accept from the Assignors, the entire right, title and interest of the Assignor, to the extent assignable, in, to and under the Purchased Assets; and

WHEREAS, pursuant to the Purchase Agreement, the Assignee has agreed to assume, pay, discharge, or perform when due, as appropriate, the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignors and Assignee hereby agree as follows:

1.        Assumption. Subject to Section 2 hereof, the Assignor hereby assigns and the Assignee hereby assumes and agrees to pay, discharge and perform when due, as appropriate, the Assumed Liabilities.

2.        Excluded Liabilities. Assignee does not assume or otherwise become obligated for, and the Assignors shall retain and pay, perform and discharge when due (or in good faith contest) all liabilities and obligations other than the Assumed Liabilities.

3.        Successors and Assigns. This Agreement shall bind and inure to the benefit of the Assignee and the Assignors and their respective successors and assigns.

4.        Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

5.        Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ASSIGNORS:

NYT HOLDINGS, INC.

By:

Name:
Title:

THE HOUMA COURIER NEWSPAPER CORPORATION

By:

Name:
Title:

LAKELAND LEDGER PUBLISHING CORPORATION

By:

Name:
Title:

THE SPARTANBURG HERALD-JOURNAL, INC.

By:

Name:
Title:

Signature Page to Assignment and Assumption Agreement

HENDERSONVILLE NEWSPAPER CORPORATION

By:

Name:
Title:

THE DISPATCH PUBLISHING COMPANY

By:

Name:
Title:

NYT MANAGEMENT SERVICES, INC.

By:

Name:
Title:

THE NEW YORK TIMES COMPANY

By:

Name:
Title:

ASSIGNEE:

HALIFAX MEDIA HOLDINGS LLC

By:

Name:
Title:

Exhibit C

ASSIGNMENT OF TRADEMARKS

This Assignment Agreement (“Assignment Agreement”) is made and entered into as of [—], 2011, by and among NYT Holdings, Inc., an Alabama corporation, The Houma Courier Newspaper Corporation, a Delaware corporation, Lakeland Ledger Publishing Corporation, a Florida corporation, The Spartanburg Herald-Journal, Inc., a Delaware corporation, Hendersonville Newspaper Corporation, a North Carolina corporation, The Dispatch Publishing Company, Inc., a North Carolina corporation, NYT Management Services, Inc., a Delaware corporation, The New York Times Company, a New York corporation (collectively, the “Assignors”), and Halifax Media Holdings LLC, a Delaware limited liability company (the “Assignee”). All capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Assignors and Assignee have entered into that certain Asset Purchase Agreement, dated as of [—], 2011 (the “Purchase Agreement”), pursuant to which Assignors have agreed to sell, assign, transfer, convey and deliver to Assignee, among other assets, their entire right, title and interest in and to all trademarks, service marks, trade names, logos and trade dress owned by Assignors and Related to the Business, including those specified on Exhibit A hereto (collectively, the “Assigned Trademarks”).

NOW, THEREFORE, for valuable consideration furnished by Assignee to Assignors, the receipt and sufficiency of which is hereby acknowledged, Assignors hereby:

1.        Assign, transfer, sells and convey, and confirm that they have assigned, transferred, sold and conveyed to Assignee their entire right, title, and interest in and to the Assigned Trademarks, including all goodwill associated therewith, and the right to sue for and the remedies resulting from past and future infringement of the foregoing.

2.        Authorize and request the Commissioner of Patents and Trademarks of the United States of America and the empowered officials of all other governments to issue or transfer all Assigned Trademarks to Assignee, as assignee of the entire right, title, and interest therein or otherwise as Assignee may direct.

3.        This Assignment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original. This Assignment Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Assignment Agreement as of the date first above written.

ASSIGNEE	ASSIGNORS:

HALIFAX MEDIA HOLDINGS, LLC	NYT HOLDINGS, INC.

By:	By:

Name:	Name:
Title:	Title:

THE HOUMA COURIER NEWSPAPER CORPORATION

By:

Name:
Title:

LAKELAND LEDGER PUBLISHING CORPORATION

By:

Name:
Title:

THE SPARTANBURG HERALD-JOURNAL, INC.

By:

Name:
Title:

Signature Page to Assignment of Trademarks

HENDERSONVILLE NEWSPAPER CORPORATION

By:

Name:
Title:

THE DISPATCH PUBLISHING COMPANY

By:

Name:
Title:

NYT MANAGEMENT SERVICES, INC.

By:

Name:
Title:

THE NEW YORK TIMES COMPANY

By:

Name:
Title:

Signature Page to Assignment of Trademarks

Exhibit D

ASSIGNMENT OF DOMAIN NAMES

This Assignment Agreement (“Assignment Agreement”) is made and entered into as of [—], 2011, by and among NYT Holdings, Inc., an Alabama corporation, The Houma Courier Newspaper Corporation, a Delaware corporation, Lakeland Ledger Publishing Corporation, a Florida corporation, The Spartanburg Herald-Journal, Inc., a Delaware corporation, Hendersonville Newspaper Corporation, a North Carolina corporation, The Dispatch Publishing Company, Inc., a North Carolina corporation, NYT Management Services, Inc., a Delaware corporation, The New York Times Company, a New York corporation (collectively, the “Assignors”), and Halifax Media Holdings LLC, a Delaware limited liability company (the “Assignee”). All capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

Assignors and Assignee have entered into that certain Asset Purchase Agreement, dated as of [—], 2011 (the “Purchase Agreement”), pursuant to which Assignors have agreed to sell, assign, transfer, convey and deliver to Assignee, among other assets, their entire right, title and interest in and to all domain names and Internet addresses owned by Assignors and Related to the Business, including those specified on Exhibit A hereto (collectively, the “Assigned Domain Names”).

NOW, THEREFORE, for valuable consideration furnished by Assignee to Assignors, the receipt and sufficiency of which is hereby acknowledged, Assignors hereby:

1.        Assign, transfer, sell and convey, and confirm that they have assigned, transferred, sold and conveyed to Assignee their entire right, title, and interest in and to the Assigned Domain Names, including all goodwill associated therewith, and the right to sue for and the remedies resulting from past and future infringement of the foregoing.

2.        Agree to take all steps as may be reasonably necessary to effect such assignment and transfer in accordance with the domain name transfer procedures of the applicable registrar(s) for the Assigned Domain Names, including executing applicable domain name registrar transfer agreements or documents, assignments, lawful oaths and any other papers which Assignee may deem necessary or desirable. If, due to applicable registrar rules or regulations, a domain name registration cannot be assigned, the parties agree to discuss a reasonable resolution. Until such reasonable resolution is reached, Assignors shall maintain such domain name registration in full force and effect, at Assignee’s expense.

3.        This Assignment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original. This Assignment Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Assignment Agreement as of the date first above written.

ASSIGNEE	ASSIGNORS:

HALIFAX MEDIA HOLDINGS, LLC	NYT HOLDINGS, INC.

By:	By:

Name:	Name:
Title:	Title:

THE HOUMA COURIER NEWSPAPER CORPORATION

By:

Name:
Title:

LAKELAND LEDGER PUBLISHING CORPORATION

By:

Name:
Title:

THE SPARTANBURG HERALD-JOURNAL, INC.

By:

Name:
Title:

Signature Page to Assignment of Domain Names

HENDERSONVILLE NEWSPAPER CORPORATION

By:

Name:
Title:

THE DISPATCH PUBLISHING COMPANY

By:

Name:
Title:

NYT MANAGEMENT SERVICES, INC.

By:

Name:
Title:

THE NEW YORK TIMES COMPANY

By:

Name:
Title:

Signature Page to Assignment of Domain Names

Exhibit E

FORM OF LEGAL OPINION

1.     Each Seller is a corporation validly existing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

2.      Each of the Transaction Documents has been duly authorized, executed and delivered by the applicable Seller.

3.     Each of the Transaction Documents to which a Seller is a party is a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.